Exhibit 99.1

ASIAINFO REPORTS THIRD QUARTER 2006 RESULTS

•	AsiaInfo Exceeds Net Revenue and EPS Guidance for The Third Quarter

•	Telecom Software Products and Solutions Revenue Grows 38% Year-Over-Year and 11% Sequentially

•	Lenovo-AsiaInfo Net Revenue Grows 66% Sequentially

BEIJING/SANTA CLARA, Calif. – October 25, 2006 – AsiaInfo Holdings, Inc. (Nasdaq: ASIA), (“AsiaInfo”) a leading provider of telecom software solutions and security products and services in China, today announced third quarter results for the period ended September 30, 2006.

Exceeding guidance, net revenue (total revenues net of third party hardware cost) for the third quarter was US$24.4 million, an increase of 22% year-over-year, and an increase of 22% sequentially. Earnings per basic share were US$0.05, exceeding previously stated guidance of US$0.03.

AsiaInfo’s telecom business continued to perform well, posting net revenue growth of 28% year-over-year, and 17% sequentially. The Company’s Lenovo-AsiaInfo business unit had a strong quarter, with net revenue down 4% year-over-year, and up 66% sequentially. Please refer to the end of the press release for condensed segmented financial results for AsiaInfo’s two business units.

Gross revenue for the third quarter was US$28.7 million, 22% higher than the year ago period and up 19% sequentially. Gross margins were 42% in the third quarter compared to 47% in the year-ago period and 39% in the previous quarter. The sequential increase in gross margin was mainly due to the improved gross margin of the Lenovo-AsiaInfo business unit.

“During the third quarter, we experienced strong net revenue growth in both business units leading to our guidance beating results,” said Steve Zhang, AsiaInfo’s President and Chief Executive Officer. “Today, AsiaInfo is a leader in the telecom software industry in China, with established relationships with all the major telecom carriers.”

Mr. Zhang noted that during the quarter, AsiaInfo closed significant telecom contracts in areas such as prepaid service management, SOX (Sarbanes-Oxley Act) compliance, and BOSS upgrade and expansion.

“We believe that with our leading suite of telecom software solutions, AsiaInfo is well positioned to capture even greater market share in China’s increasingly competitive and sophisticated telecom market,” added Mr. Zhang.

Revenue from software products and solutions for the third quarter was US$20.1 million, an increase of 34% from the year-ago period and an increase of 18% sequentially. Service revenue was US$4.1 million, a 16% decrease year-over-year and a 53% sequential increase. Third-party hardware revenue for the quarter was US$4.5 million, a 28% increase over the year ago period and an increase of 5% sequentially.

During the third quarter, the Lenovo-AsiaInfo business unit contributed approximately 15% to net revenue, including a 17% contribution to software products and solutions revenue and a 6% contribution to service revenue. Lenovo-AsiaInfo contributed 19% to the Company’s net revenue in the year-ago period and 11% in the previous quarter.

Total operating expenses for the quarter were US$11.0 million, an increase of 8% year-over-year and a 22% increase sequentially. The sequential increase was primarily due to increased headcount and sales and marketing activities during the third quarter. Lenovo-AsiaInfo contributed 20% to total operating expenses before corporate general and administrative charges for the third quarter of 2006.

Net income from continuing operations for the third quarter was US$2.0 million, or US$0.05 per basic share. Net income from continuing operations in the year-ago period was US$1.5 million or US$0.03 per basic share, and US$1.2 million or US$0.03 per basic share in the previous quarter.

In the third quarter, AsiaInfo recorded a total net income of US$2.0 million. This is compared to net income of US$0.4 million in the year-ago period and US$1.3 million in the previous quarter, inclusive of the impact of discontinued operations during those periods. Operating cash flow for the third quarter was US$0.9 million.

Chief Financial Officer Appointment Date

AsiaInfo’s Board of Directors today announced that Ms. Eileen Chu, currently Director of Investor Relations, will succeed AsiaInfo’s Chief Financial Officer, Ms. Ying Han, beginning the 1st of January 2007. Ms. Ying Han will continue on in her role as CFO until the end of the year to ensure a smooth transition.

Fourth Quarter Guidance

AsiaInfo expects fourth quarter net revenue to be US$24 million to US$25 million and net income per basic share to be US$0.04 to US$0.05.

The Company anticipates that the Lenovo-AsiaInfo business unit will break-even in the fourth quarter.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands of US$)

	Three Months Ended Sept 30		Nine Months Ended Sept 30
	2006	2005	2006	2005
Revenues:
Software products and solutions	20,055	14,983	53,146	45,762
Service	4,106	4,896	10,032	14,960
Third party hardware	4,503	3,525	16,998	13,354

Total revenues	28,664	23,404	80,176	74,076

Cost of revenues:
Software products and solutions	9,669	6,943	26,029	21,296
Service	2,542	2,173	6,571	7,857
Third party hardware	4,278	3,348	16,149	12,685

Total cost of revenues	16,489	12,464	48,749	41,838

Gross profit	12,175	10,940	31,427	32,238
Operating expenses:
Sales and marketing	5,657	4,857	13,911	13,540
General and administrative	1,533	2,212	6,035	7,350
Research and development	3,816	3,085	10,518	8,899

Total operating expenses	11,006	10,154	30,464	29,789

Income from operations	1,169	786	963	2,449
Other income (expenses):
Interest income	1,054	747	3,149	2,365
Gain from disposal of investment	—	11	—	(3)
Other expense, net	(21)	36	(76)	47

Total other income, net	1,033	794	3,073	2,409

Income before income taxes	2,202	1,580	4,036	4,858
Income tax expense	198	75	464	463

Net income from continuing operations	2,004	1,505	3,572	4,395

Discontinued operations:
Loss from operations of discontinued components	—	(1,078)	—	(1,769)
Gain on sales of discontinued components	—	—	140	—

Discontinued operations net of tax	—	(1,078)	140	(1,769)

Net income	2,004	427	3,712	2,626

Net income per share from continuing operations:
Basic	0.05	0.03	0.08	0.10
Diluted	0.05	0.03	0.08	0.10
Net loss per share from discontinued operations:
Basic	—	(0.02)	—	(0.04)
Diluted	—	(0.02)	—	(0.04)
Shares used in computation:
Basic	42,331,045	46,042,854	43,897,256	44,592,807
Diluted	42,837,799	47,413,803	44,693,929	45,911,250
Non-GAAP disclosure
Total revenues net of third party hardware cost	24,386	20,056	64,027	61,391
Total costs of sales net of third party hardware cost	12,211	9,116	32,600	29,153

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of US$, except share and per share amounts)

	As at
	Sept 30,	(1)Dec 31, 2005
	(Unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	72,095	92,176
Restricted cash	12,728	13,369
Short term investments	47,460	43,181
Notes receivable	954	3,551
Accounts receivable, trade (net of allowances of 3,957 and 4,663 at Sept 30, 2006 and Dec 31, 2005, respectively)	46,859	40,727

Inventories	5,236	5,211
Other current assets	11,462	9,595

Total current assets	196,794	207,810

Property, plant and equipment, net	1,911	2,374
Long term investment	1,765	1,729
Other assets	23,830	16,313

Total Assets	224,300	228,226

LIABILITY AND STOCKHOLDERS EQUITY
Current Liabilities:
Notes payable	4,608	1,807
Accounts payable	12,187	9,421
Accrued employee benefit	13,700	11,849
Deferred revenue	16,747	18,685
Income taxes payable	417	444
Other taxes payable	2,771	2,415
Other current liabilities	17,381	15,981

Total current liabilities	67,811	60,602

Stockholders’ equity:
Common stock, 100,000,000 shares authorized; 0.01 par value; 42,789,142 and 46,920,714 shares issued as of Sept 30, 2006 and Dec 31, 2005, respectively; 42,789,142 and 46,144,613 shares issued and outstanding as of Sept 30, 2006 and Dec 31, 2005, respectively	428	469
Additional paid-in capital	194,791	215,201
Treasury stock, at cost, nil shares and 776,101 shares as of Sept 30, 2006 and Dec 31, 2005, respectively	—	(4,027)
Accumulated deficit	(42,675)	(46,387)
Accumulated other comprehensive income	3,945	2,368

Total stockholders’ equity	156,489	167,624

Total Liabilities and Stockholders’ Equity	224,300	228,226

(1)	December 31, 2005 balances were extracted from audited financial statements.

ASIAINFO HOLDINGS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND TOTAL ASSETS FOR REPORTABLE SEGMENTS (Unaudited)

	(Amounts in thousands of US$)

	Three Months Ended
	Sept 30, 2006			Sept 30, 2005			Jun 30, 2006
	AsiaInfo Technologies	Lenovo -AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo -AsiaInfo	Total
Revenues:
Software products and solutions	16,577	3,478	20,055	11,996	2,987	14,983	14,943	2,071	17,014
Service	3,855	251	4,106	4,053	843	4,896	2,541	151	2,692
Third party hardware	4,481	22	4,503	2,788	737	3,525	3,925	382	4,307

Total revenues	24,913	3,751	28,664	18,837	4,567	23,404	21,409	2,604	24,013

Cost of revenues:
Software products and solutions	7,812	1,857	9,669	5,372	1,571	6,943	6,976	1,623	8,599
Service	2,228	314	2,542	1,601	572	2,173	1,786	236	2,022
Third party hardware	4,257	21	4,278	2,647	701	3,348	3,729	363	4,092

Total cost of revenues	14,297	2,192	16,489	9,620	2,844	12,464	12,491	2,222	14,713

Gross profit	10,616	1,559	12,175	9,217	1,723	10,940	8,918	382	9,300
Business unit expenses:
Sales and marketing	4,035	1,622	5,657	2,993	1,864	4,857	2,736	1,497	4,233
General and administrative (1)	—	(259)	(259)	(123)	407	284	105	(815)	(710)
Research and development	3,317	499	3,816	2,736	349	3,085	3,042	456	3,498

Total business unit expenses	7,352	1,862	9,214	5,606	2,620	8,226	5,883	1,138	7,021

Contribution profit (loss)	3,264	(303)	2,961	3,611	(897)	2,714	3,035	(756)	2,279

Corporate general and administrative			1,792			1,928			1,996

Income from operations			1,169			786			283

Total assets	201,542	22,758	224,300	210,974	67,554	269,528	196,954	20,936	217,890

(1)	General and administrative expenses reported reflect only the direct controllable expenses of each business unit and do not include allocation of corporate general and administrative expenses.

Third Quarter 2006 Conference Call

The earnings announcement conference call will take place on October 25, 2006 at 5:00pm Pacific Time/ 8:00pm Eastern Time (Beijing/Hong Kong Time: October 26, 2006 at 8:00am). The dial-in number for U.S. callers is +1-866-549-1292, and +852-3005-2050 for Hong Kong and international callers. The passcode for the call is 788992.

A replay will be available from 8:00pm Pacific Time on October 25, 2006 until 8:00pm Pacific Time on November 5, 2006 by dialing +1-866-753-0743 for U.S. callers, or +852-3005-2020 for Hong Kong and international callers. The passcode for the replay is 127553.

Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at www.asiainfo.com.

Reconciliation of Non-GAAP Measures

This earnings release contains a presentation of AsiaInfo’s net revenue, which represents total revenue net of hardware costs that are passed through to our customers. Under applicable U.S. securities regulations, net revenue is considered a “Non-GAAP financial measure”. We believe total revenues net of hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Pursuant to relevant regulatory requirements, we are providing in this release the following reconciliation of the Non-GAAP financial measure (Net Revenue) to the most directly comparable GAAP financial measure (Total Revenues).

	2006 Q3	2005 Q3	2006 Q2
	(in thousands of US dollars)
Net Revenue	24,386	20,056	19,921
Third Party Hardware Costs	4,278	3,348	4,092

Total Revenues	28,664	23,404	24,013

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of security products and services to small, medium and large sized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

The information contained in this document is as of October 25, 2006. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in our periodic reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

China Contacts:

Eileen Chu

AsiaInfo Technologies (China), Inc.

ir@asiainfo.com

(+8610) 8216-6017

Rory Macpherson

Ogilvy Public Relations Worldwide

rory.macpherson@ogilvy.com

(+8610) 8520-6553